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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Tracy K. Lorenz Director of Investor Relations 847/585-3899 www.careered.com

CAREER EDUCATION CORPORATION POSTS
RECORD FIRST QUARTER RESULTS

Quarterly Revenues Up 39%; Net Income Up 61%;
Quarterly Starts Up 38%; April Student Population Up 33%

        Hoffman Estates, Ill. (April 22, 2003)—Career Education Corporation (Nasdaq:CECO) today reported record revenues, net income and earnings per share for the first quarter ended March 31, 2003, its 21st consecutive quarter of record results since becoming a public company.

        First quarter 2003 revenues were $245.6 million, up 39 percent from $176.3 million for the same period last year. First quarter 2003 net income was $19.2 million, or $0.40 per diluted share, up 61 percent and 54 percent, respectively, from first quarter 2002 net income of $12.0 million, or $0.26 per diluted share.

        Effective January 1, 2003, bad debt expense is classified as a component of general and administrative expense; previously such expense was classified as a component of net revenue. The change was made to improve comparability of income statement amounts to the Company's peer group, which classify bad debt in this way. If bad debt expense was still classified as a component of net revenue, first quarter 2003 net revenues would have been $236.2 million, and the first quarter 2003 increase in net revenues would have remained at 39 percent.

        First quarter 2003 new student starts rose 38 percent to approximately 14,600, up from approximately 10,550 for the same period last year. The INSEEC Group, that was acquired on February 18, 2003, did not have new student starts during CEC's period of ownership in the first quarter.

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CECO Posts Record First Quarter…2

        Total CEC student population on April 30, 2003 is expected to be approximately 54,400, up 33 percent from approximately 40,800 on April 30, 2002. On a same school basis, student population is expected to show an increase of approximately 21 percent during these periods.

        Total American InterContinental University Online (AIU Online) full time student population on April 30, 2003 is expected to be approximately 4,100, up approximately 800 percent from approximately 450 on April 30, 2002. Total INSEEC Group student population on April 30, 2003 is expected to be approximately 3,700.

        "Career Education Corporation had an outstanding first quarter, delivering outstanding organic growth and enhanced operating margins," said John M. Larson, Chairman, President and Chief Executive Officer. "We also completed a nine-campus acquisition in France with the INSEEC Group and announced a definitive merger agreement with Whitman Education Group, Inc. that will significantly enhance CEC's platform in health education."

        "Our first quarter 2003 lead flow was up approximately 52 percent over the same period last year proving that our marketing message is effectively reaching an increasing number of high school graduates, young adults, career changers and international students," Mr. Larson said. "Students come to CEC schools because of the school's reputation for delivering a high quality education, demonstrated track record in job placement, and exclusive focus on 21st century careers, including visual communication and design, IT, business, culinary arts and health education."

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CECO Posts Record First Quarter…3

        Mr. Larson noted progress in all aspects of CEC's multi-dimensional organic growth strategy. "During 2003, we are expecting to double from the previous year the number of campus start-ups to four and more than triple the number of program transplants to 50. This will enable us to extend our geographic reach into additional high growth markets while expanding our leadership in the core curricula we provide," Mr. Larson said.

        "Online education is a major growth priority for CEC," Mr. Larson said. "AIU Online continues to be an innovative leader in E-learning, is generating record leads and enrollments and plans to introduce new degree programs during the year. As a result, AIU Online achieved approximately $20 million in revenues in the first quarter of 2003 and is expected to exceed $80 million for all of 2003, a remarkable success story given its two-year existence. This revenue rate puts us well on our way to achieving our stated goal of $200 to $300 million by 2005. This increase in revenue from our previous guidance resulted in a profitable first quarter. We expect AIU Online to remain profitable throughout 2003."

        According to Mr. Larson, CEC's planned acquisition of Whitman Education Group is on track and is expected to close in July 2003. "We are working closely with the Whitman team to ensure a smooth and seamless transition that will provide great benefits to both organizations," he said.

Selected Financial Data

        Certain supplemental information related to Accounts Receivable and Bad Debt Expense are summarized below:

  •
  Quarterly Days Sales Outstanding (DSOs) for total accounts receivable were 33 days at March 31, 2003, compared with 33 days at March 31, 2002 and at December 31, 2002.

  •
  Bad debt expense was 3.8 percent as a percent of revenue for the quarter ended March 31, 2003, compared with 3.6 percent for the quarter ended March 31, 2002 and 3.7 percent for the quarter ended December 31, 2002.

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CECO Posts Record First Quarter…4

Business Outlook

While the Company may make further acquisitions, none are contemplated by these forward-looking statements. These statements exclude the impact of the expected merger with Whitman Education Group, Inc.

  •
  We expect full year 2003 revenue to be approximately $1.029 billion to $1.038 billion and full year 2003 earnings per share to be approximately $1.90 to $1.92. We expect AIU-Online full year 2003 revenue, included in the preceding amounts, to be at least $80 million.

  •
  We expect second quarter 2003 revenue to be approximately $241 to $243 million and second quarter 2003 earnings per share to be approximately $0.30 to $0.31.

  •
  We expect third quarter 2003 revenue to be approximately $253 to $256 million and third quarter 2003 earnings per share to be approximately $0.37 to $0.38.

  •
  We expect fourth quarter 2003 revenue to be approximately $290 to $294 million and fourth quarter 2003 earnings per share to be approximately $0.81 to $0.82.

  •
  We expect full year 2003 operating profit margin improvement to be approximately 50 basis points from 2002 with stronger improvement in the second quarter of 2003.

  •
  We expect our 2003 effective income tax rate to remain at 40.5 percent for 2003.

  •
  We reiterate that 2003 capital expenditures are expected to be approximately $75 to $80 million.

Conference Call

        Career Education Corporation will host a conference call on Wednesday, April 23, 2002 at 10:30 a.m. (Eastern Daylight Time) to discuss its first quarter 2003. Interested parties can listen to the conference call live through the Internet at www.careered.com or by calling (973) 317-5319 and citing "Career Education Corporation Conference Call". Following the conference call, a rebroadcast will be available for 90 days at www.careered.com or for seven days by calling (973) 709-2089 and citing confirmation code 289245.

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CECO Posts Record First Quarter…5

        Career Education Corporation (www.careered.com) is the world's largest on-campus provider of private, for-profit postsecondary education and has a rapidly growing presence in online education. CEC's total student population is expected to be 54,400 on April 30, 2003. CEC's Colleges, Schools and Universities Group operates 51 campuses in the U.S., Canada, France, the United Kingdom and the United Arab Emirates and offers master's degree, bachelor's degree, associate degree and diploma programs in the career-oriented disciplines of visual communication and design technologies, information technology, business studies, culinary arts and health education. The Online Education Group's AIU Online Division offers master's degree, bachelor's degree and associate degree programs in information technology, business administration, visual communication and education. Including the impact of the proposed merger with Whitman Education Group, Inc., CEC would have 73 campuses and CEC's total student population on April 30, 2003 is expected to be approximately 64,200 students.

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CECO Posts Record First Quarter…6

        Except for the historical and present factual information contained herein, the matters set forth in this release, including statements as to future financial and operating results, future opportunities, the expected closing date of the merger with Whitman Education Group, Inc. and any other statements identified by words such as "anticipates," "expects," "projects," "plans," "will," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on information currently available to us and involve risks and uncertainties that could cause our actual growth, results, performance and business prospects and opportunities to differ materially from those expressed in, or implied by these statements. These risks and uncertainties include, but are not limited to, costs and difficulties related to the integration of acquired businesses, costs, delays, and any other difficulties related to the merger with Whitman Education Group, Inc., risks and effects of legal and administrative proceedings and governmental regulations, future financial and operational results, competition, general economic conditions, ability to manage and continue growth, and other risk factors relating to our industry and business as detailed in CEC's Annual Report on Form 10-K for the year ended December 31, 2002 and from time to time in CEC's reports filed with the SEC. CEC disclaims any responsibility to update these forward-looking statements.

Career Education Corporation
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended March 31, 2003 and 2002
(Amounts in thousands, except EPS)

	2003	% of Revenue	2002	% of Revenue
Revenue:
Tuition and registration fees	$224,001	91.2%	$160,248	90.9%
Other	21,542	8.8%	16,038	9.1%

Total revenue	245,543	100.0%	176,286	100.0%

Operating expenses:
Educational services and facilities	92,143	37.5%	67,140	38.1%
General and administration	113,276	46.1%	81,317	46.1%
Depreciation and amortization	9,185	3.8%	8,106	4.6%

Total operating expenses	214,604	87.4%	156,563	88.8%

Income from operations	30,939	12.6%	19,723	11.2%
Other income (expense):
Interest income	549	0.2%	145	0.1%
Interest expense	(342)	-0.1%	(325)	-0.2%
Share of affiliate earnings	1,166	0.5%	737	0.4%

Total other income	1,373	0.6%	557	0.3%

Income before provision for income taxes	32,312	13.2%	20,280	11.5%
Provision for income taxes	13,086	5.4%	8,315	4.7%

Net income	$19,226	7.8%	$11,965	6.8%

Diluted net income per share	$0.40		$0.26
Diluted weighted average number of shares outstanding	48,071		46,868

Note:
2002 bad debt expense of $6,374 has been reclassified from revenue to general and administration expense to conform with 2003 financial statement presentation

Career Education Corporation
SELECTED BALANCE SHEET & FINANCIAL DATA
As of March 31, 2003 and 2002
(Amounts in thousands)

	2003	2002
Cash	$27,139	$4,148
Receivables, net	90,746	64,048
Current assets	158,374	97,656
Total assets	620,174	461,212
Current liabilities	147,036	96,052
Long-term debt and capital lease obligations	21,915	24,733
Other long-term liabilities	19,689	17,064
Stockholders' investment	431,534	323,363
	Purchases of property and equipment, net	Net cash provided by operating activities
Three months ended March 31, 2003	$14,273	$27,059

Career Education Corporation
SELECTED HISTORICAL REVENUE DATA
1998 - 2002

		Net Revenue	Bad Debt Expense	Gross Revenue
1998	1Q	$32,597	$1,355	$33,952
	2Q	32,325	1,275	33,600
	3Q	34,994	1,065	36,059
	4Q	44,316	1,288	45,604
1999	1Q	$45,435	$2,724	$48,159
	2Q	48,780	1,290	50,070
	3Q	55,605	1,181	56,786
	4Q	66,984	1,502	68,486
2000	1Q	$70,315	$1,877	$72,192
	2Q	73,581	1,719	75,300
	3Q	82,261	2,648	84,909
	4Q	99,136	2,991	102,127
2001	1Q	$119,715	$3,492	$123,207
	2Q	121,298	3,375	124,673
	3Q	133,003	4,936	137,939
	4Q	155,224	6,016	161,240
2002	1Q	$169,912	$6,374	$176,286
	2Q	172,004	6,386	178,390
	3Q	189,402	7,753	197,155
	4Q	219,690	8,538	228,228

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  EXHIBIT 99.1